REFERENCE 10.4

         GOLD'S GYM INTERNATIONAL, INC. MERCHANDISE LICENSE AGREEMENT














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                        GOLD'S GYM INTERNATIONAL, INC.
                 314 Sunset Avenue, Venice, California, 90291
              Telephone (310) 392-3005 Facsimile (310) 452-3269

      MERCHADISE LICENSE AGREEMENT

Licensee:  Nova Pharmaceutical Inc. a California Corporation
Date:              ,  1999
Address:  31712 Casino Drive, Suite 7B
Telephone (909) 245-4657
Lake Elsinore, CA  92530
Facsimile:  (909) 245-8339

                                 DEFINITIONS

For the purpose of the Agreement, the following definitions shall apply:

1. Advertising Material: All catalogs, advertisements, and promotional materials displaying or pertaining to the Products.
2. Ancillary  Rights:  All  packaging,   labels,   logos,  art  work,   designs,
   trademarks, copyrights, or patents resulting from the Products.
3. Authorized Distributors: Distributors licensed by Gold for redistribution of the Products.
4. Effective Date: March 1, 1999.
5. Extended Term: The three- (3) year period commencing upon the expiration of the Initial Term.
6.    GGE:  Gold's Gym Enterprises, Inc., a California corporation.
7.    Gold:  Gold's Gym International, Inc., a California corporation.
8.    Gyms:  Gold's Gym gym licensees and franchises.
9. Information: Confidential or proprietary information or property disclosed or furnished to Licensee consisting of, without limitations, concepts, formulas, designs, styles, patterns, colors, marketing decisions and directions, trade secrets, and proposed trademarks.
10. Initial Term: The period commencing on the Effective Date and continuing until June 1, 2002.
11.License  Period:  Unless  specified  otherwise,  a twelve-  (12) month period commencing on the effective Date or the anniversary thereof. 12.Manufacturer's Cost: Fifty percent (50%) of Licensee's then listed wholesale prices.
13.  Minimum Sales:  The amount set forth in paragraph 7 hereof.


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14. Net Sales: The extended invoice sales price for the Products
   (including, without limitation, any irregulars, seconds, etc) less reasonable and customary quantity discounts, as actually calculated on the invoice, and returns actually made or allowed. No deductions shall be made for cost incurred in manufacturing, selling, distributing, or advertising the Products (including cooperative and promotional allowances) or for uncollectible accounts, taxes, cash discounts, commissions, or similar allowances. In the case of sales to or use of the Products by a Related Party of License, the invoice sales price regularly charged to the Licensee's independent bona fide customers.
15.Ownership Interest: Shares of stock in the event that the Licensee is a corporation, interest in partnership capital or profits in the events that Licensee is a partnership.
16.   Products:  Nutritional Supplements bearing the Trademark.
17. Related Party: Any (a) director, officer, employee, shareholder, partner, or owner of the subject party or (b) a corporation, partnership, trust, or any other entity in which the subject party or any director, officer, employee, shareholder, partner, or owner of the subject party owns, directly or indirectly, any interest.
18. Retail: Sales of the Products directly to the ultimate consumer including sales by audio, video, print, or other media.
19. Sales Royalty: Seven percent (7%) of the Net Sales of Products. 20. Sell Through Period: The ninety- (90) day period immediately following the expiration or termination of this Agreement.
21.Term: The Initial Term and also the Extended Term,  provided that the Initial
   Term is extended as provided in Paragraph 28 hereof.
22.   Territory:  United States.
23. Trademarks: The trademarks set forth in Exhibit "A" attached hereto. 24. Trade Show Fee: The amount determined by Gold based upon the costs incurred and amount of space utilized by Licensee at trade shows.
25.   Wholesale: Sales of the Products other than the ultimate consumer.

RECITALS

     A. GGE is the owner of the Trademarks. Under the terms and conditions of a license agreement by and between GGE and Gold, Gold has been granted the exclusive authority to grant licenses for the use of the Trademarks as contemplated by this Agreement.
     B. GGE and Gold have expended large sums of money as well as substantial effort over a period of many years developing and establishing public recognition and identification of the Trademarks and the goodwill associated therewith.
     C. Gold desires to grant and Licensee desires to acquire a license to manufacture and distribute various goods specified below using the Trademarks under the terms and conditions provided herein.

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      NOW,  THEREFORE,  in  consideration  of the foregoing the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.    Grant of License

1.1 Gold hereby grants to Licensee, during the Term, the nonexclusive right to use the Trademarks in connection with the design, manufacture, marketing, sale at wholesale, and distribution of the Products only within the territory and subject to the terms and conditions set forth in this Agreement. Licensee shall have no right to sell the Products at retail.

1.2. Licensee shall immediately cease the manufacture of any Products which Licensee has not commenced distribution of prior to the end of the first License Period ("Terminated Products"). The Terminated Products shall thereafter be excluded from the definition of the "Product" for purposes of this Agreement, provided however, that Licensee may continue to distribute its current inventory of the Terminated Products subject to the provisions of Paragraph 10.3 (a) hereof. A Terminated Product shall not cause any adjustment to the Minimum Royalty of Minimum Sales.

       Neither Licensee nor any Related party of Licensee shall manufacture, distribute, or sell any merchandise (a) of any other health club, fitness center, or gym (e.g. Bally's, World's Gym, Crunch Gym, 24 Hour Fitness, etc.);
(b) of any health or fitness brand (e.g., Speedo or Everlast); or (c) which incorporates, in whole or in part, any Information of the Trademarks or any derivation thereof. The preceding sentence shall not apply to the manufacture only of non-Related Third Party as a private label manufacturer, provided that Licensee or Related Party of Licensee does not sell, market, or distribute private label items.

      Gold reserves all rights to exploit the Trademarks throughout the world except the expressly granted herein to Licensee.


Trademark Rights and Usage

      2.1 Gold reserves all rights in the Trademarks, and any use of Trademarks by Licensee shall be subject at all times to the terms and conditions of this Agreement and shall inure to the benefit of Gold. The Ancillary Rights shall be included in the definition of the "Trademarks." Licensee hereby assigns to Gold any Ancillary Rights and shall execute such documents as requested by Gold in order that Gold shall be sole owner of all Ancillary Rights. Licensee represents and warrants to Gold that the Ancillary Rights do not and shall not infringe on


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the rights of any third party and that no third party has or shall have interest therein. No provision herein shall restrict Gold's use of Ancillary Rights whether during or after the Term.

1.2 Each and every use of the Trademarks by Licensee shall clearly (a) indicate the registration or ownership of the Trademarks by the appropriate registration identification symbol of an "R" within a circle or a "TM," as the case may be; and (b) display the statement "Manufactured and distributed under license from Gold's Gym International, Inc."


      The license granted herein pertains only to the Trademarks as set out in Exhibit "A" and does not include any other trademarks in which GGE or Gold has interest.

      Licensee recognizes and agrees the Trademarks are valid and that GGE is the sole and rightful owner thereof. Licensee shall neither represent nor claim any title in the Trademarks or right to use the Trademarks except pursuant to this Agreement. Any use of the Trademarks by Licensee shall not vest in Licensee any interest or title in any of the Trademarks or right or presumptive right to continue such use other than as expressly provided in this Agreement. Licensee shall, at Gold's request, execute such documents, which Gold deems necessary to protect and preserve GGE's and Gold's rights in the Products Trademarks.

      Licensee shall promptly notify Gold, in writing, of any conflicting or infringing use of the Trademarks, or any similar mark or symbol by any third party in the Territory, or of any claim by any third party that Licensee' use of the Trademarks as provided herein infringes any rights of such third party. Upon receipt of such notice, Gold shall take action, as Gold shall determine, including institution of legal proceedings, pertaining to such infringing use or such claim of infringement, as the case may be, all at Gold's expense, and Licensee shall cooperate fully in such action. The commencement, conduct, resolution, or settlement of such action shall be in the sole discretion of Gold, and any recovery therefrom shall be the sole property of Gold. Gold hereby agrees to indemnify, defend (with counsel of Gold's choice), and hold Licensee harmless from and against any monetary judgement rendered in such action which may be brought against Licensee by a third party claiming an interest in the Trademarks, providing however, that notwithstanding any other provisions contained in this Agreement, in no event shall GGE or Gold be liable to Licensee for any lost profits, start up or other costs and expenses, or consequential damages resulting from any limitation or diminishment in the rights granted to licensee hereunder. If as the result on any action referred to in this paragraph Licensee's rights to use the Trademarks have been materially limited or diminished, then Licensee may terminate the Agreement upon ninety- (90) day's prior written notice to Gold. Only for purpose of this paragraph, the term "Trademark" shall not include the Ancillary rights.

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      Licensee shall not, directly or indirectly,  do anything which may have an adverse effect on Gold's rights in the Trademarks, or any rights appurtenant thereto, or which may diminish or dilute the value, reputation, or goodwill associated therewith. Licensee (a) shall use the Trademarks only in their stylized form as displayed in exhibit "A" attached hereto; (b) shall not use any abbreviated or varied from of the Trademarks; (c) shall not use other name, word, letter, number, mark, inscription, or designed whatsoever with the Trademarks; (d) shall not use any of the Trademarks in connection with any other merchandise other than the products; (e) shall not use the Trademarks in any manner that, in gold's opinion, may infringe upon any enforceable rights of any third party or weaken or impair Gold's or GGE's rights in the trademarks of the Products; and (f) shall not include any of the Trademarks, or any derivation ;thereof, in any trade name, business name, or fictitious business name.


      If Gold determines, in gold's sole discretion, that Licensee's use of the Trademarks or the Products violates the provisions of this paragraph, Licensee shall, upon notice from Gold, immediately terminate or modify such use in accordance with Gold's instructions without any damage or offset in connection with this Agreement.

Advertising Materials and Trade Show Fees

      3.1 Advertising Materials - Licensee may print and distribute Advertising Materials, provided however, that any Advertising Materials shall be submitted to Gold for its prior written approval at least fourteen (14) days in advance of its intended productions. Such approval shall be in the sole judgment of Gold, and any revisions modifications requested by Gold shall be made by Licensee before such use. In the event Licensee does not receive from Gold a written approval of an Advertising Material within such fourteen- (14) days period, such Advertising Material shall be deemed disapproved.

1.2 Trade Show Feeds - Throughout the Term, Licensee shall participate in the Gold's Gym annual convention by providing staff, product, and other support reasonably requested by Gold. The Trade Show Fee shall be due and payable within thirty- (30) days following Licensee's receipt of an invoice from Gold.

Manufacturing Restrictions

1.1 Any Products manufactured by Licensee under the term of this Agreement shall be subject to Gold's prior written approval as to quality, style, color, materials, placement of the Trademarks, method and quality of imprinting the Trademarks, labels, packaging, containers, etc. Licensee acknowledges and agrees that the quality standards which Gold's will use to evaluate the Product samples shall be comparable to those followed by major retail department stores in the


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Territory.  Gold shall provide Licensee with standard approval forms which shall be used by the parties for Gold's approval of the Products as provided herein. The procedures and timing of approvals for Advertising Materials set forth in Paragraph 3.1 hereof also shall apply to all approvals under Paragraph 4 hereof.

      Licensee shall provide to Gold, at Licensee's sole cost, an approved sample of each approved design for Gold's historical sample line, and such approved samples shall be standard by which future production quality shall be judged. Only an approved sample shall constitute a Product for purpose of this Agreement. Except for insignificant manufacturing variance, Licensee shall not depart from approved sample in any respect without Gold's prior written consent.

      If Gold reasonably determines that any Products fail to conform to the quality and design standards of the approved samples, upon written notice from Gold, Licensee shall immediately cease any and all manufacturing, advertisement, promotion, offerings for sale, sales, shipment, and distribution of such nonconforming Products. If any nonconforming Products are in the offerings for sale, sales, shipment, and distribution of such nonconforming Products. If any nonconforming Products are in the marketplace, Gold may either (a) require Licensee to recall such products at Licensee's sole expense; or (b) purchase such Products and Licensee shall pay to Gold, within ten (10) days following Gold's written demand, the purchase price and all other costs incurred by Gold in connection with such purchase. Neither of the foregoing shall result in an adjustment to the minimum Royalty.

      Upon Gold's written request from time to time, but no more than once during any calendar quarter, Licensee shall deliver to Gold up to four (4) complete sample sets of the Products, together with any labels, cartons, containers, advertisements and display materials used in connection therewith. As to any calendar quarter, the first two (2) sample sets shall be at no cost to Gold, and the second two (2) sample sets shall be at the Manufacturer's Cost.

      Licensee shall not contract or subcontract the performance of any of its obligations under this Agreement, except that Licensee may contract for the manufacture of the Products, provided that (a) the acts and omissions of such third party manufacturer shall be deemed to be those of Licensee for purposes of this Agreement; and (b) any agreements between Licensee and a third party manufacturer shall in all events be subject to the terms and conditions of this Agreement and shall contain provisions which adequately protect GGE's and Gold's interest in and to the Products and Trademarks.


      Licensee shall permit, upon at least forty-eight (48) hour notice, duly authorized representatives of Gold to inspect the premise of Licensee or any place where Products are manufactured or held on behalf of Licensee. The costs


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to Gold  of such  inspection  (e.g.,  airfare,  meals,  lodging,  etc.)  are the responsibility of and shall be paid entirely by Licensee. Any agreement between Licensee and a third party manufacturer shall include a provision incorporating Gold's right of inspection hereunder. Gold's right of inspection hereunder. Gold and Licensee agree that any costs incurred hereunder. Gold and Licensee agree that any costs incurred hereunder ant the frequency of the inspections conducted hereunder shall be reasonable.

      Distribution Restrictions

1.1 Licensee's right to distribute the Products under the terms of this Agreement shall be limited only to the Authorized Distributors, retailers, and Gyms located within the Territory. Gold specifically reserves the right to disapprove the distribution of the Products to any Authorized distributor, retailer, or Gym, and upon receipt of such written disapproval from Gold, Licensee shall immediately cease and desist from distributing any of the Products to such disapproval Authorized Distributor, retailer, or Gym.

      All sales of the Products to the Authorized Distributors shall be at Licensee's then distributor price and shall not be subject to a royalty.

      Licensee agrees that in order to protect the Trademarks and enhance the reputation of Gold, Licensee shall distribute the Products only through channels of trade directed to retailers of high repute and those who follow high standards of merchandising in the sale of goods to the public. Licensee shall not distribute or sell the Products to any factory outlet stores or for sale at any warehouse sales, parking lot sales, swap meets, flea markets, or similar sale or disposal venues.

      Licensee shall ship all orders for the Products on a timely basis. As to all orders received by Licensee during any License Period, Licensee shall ship at least eighty-five (85%) of such orders within the terms state on a credit approved and accepted purchase order, and if none, the within thirty (30) days of their respective order dates. The Net Sales as well as the number of units shall both be used as separate tests to determine the percentage of the Products shipped, and both tests must be satisfied in order to comply with the terms of this paragraph. If during any License Period, Licensee fails to comply with the terms of this paragraph, than this Agreement shall terminate upon written notice by Gold.

      Licensee shall not market, sell, or distribute the Products outside the Territory or within the Territory for resale or redistribution outside the Territory. Licensee shall not maintain branch offices or distribution facilities for the products outside the Territory.

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      Licensee shall not use the Trademarks or any of the Products in any way to
promote enhance the distribution or sale of any other merchandise sold by Licensee including the use of the Trademarks or products as a loss leader or promotional attraction to Licensee's other merchandise.

General Obligations of Licensee

(a) Use its best effort to promote the sale, distribution, and use of the Products in the Territory;

(b) Licensee shall manufacture and distribute the Products in such quantities as may be required to satisfy the demands of its distributees, including Gold and the Authorized Distributor;

(c) Licensee shall not engage, participate, or otherwise become involved in any activity or course of action which, in Gold's sole opinion, diminishes or tarnishes the goodwill, image, or reputation of the Products or Trademark; and

(d) Licensee shall comply with all federal, state, and local laws, rules, regulations, and orders applicable to the products, Licensee's use of the Trademarks, or Licensee's business as it pertains to the manufacture or distribution of the Products.

      Minimum Sales, Minimum Royalty, and Marketing Commitment-Not withstanding any other provision in this Agreement, the aggregate of the net sales of the of the Products distributed by Licensee during any License Period shall not be less than the applicable Minimum Sales. Licensee's failure to satisfy the Minimum Sales of any License Period shall constitute a material breach of this Agreement, and Gold shall have the right, notwithstanding Licensee's payment of the royalty, to terminate this Agreement upon written notice to Licensee. In such event the aggregate of the Net Sales during any License Period exceeds the applicable Minimum Sales for such License Period, such excess shall not reduce or be applied to the Minimum sales for any preceding or succeeding License Period.

      For purposes of the Agreement, the following terms shall be the indicated amounts for the applicable License Period:


      License Period   Minimum Sales    Minimum Royalty Marketing
                                                        Commitment
        Effective      $2,000,000.00        $140,000.00 As per paragraph


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       Date through                                     points 1 through
       June 1, 2000                                     9 of Exhibit "C"

       June 2, 2000    $4,000,000.00        $280,000.00 30% of Gross
         through                                        Sales, as per
       June 1, 2001                                     paragraph point
                                                        10 of Exhibit "C"
                                                        attached hereto

         June 2,       $6,000,000.00        $420,000.00 30% of Gross
           2001                                         Sales, as per
         through                                        paragraph point
       June 1, 2002                                     10 of Exhibit "C"
                                                        attached hereto


      The minimum Sales for each License Period during the Extended Term shall be one hundred ten percent (110%) off the greater of (a) the aggregate of the Net Sales of the Products distributed or sold by Licensee during the immediately preceding License Period, or (b) the Minimum Sales for the immediately preceding License Period. The Minimum royalty for each License Period during the Extended Term shall be seven percent (7%) of the Minimum sales for the applicable License Period. Concerning Licensee's Marketing commitment, a written Marketing Report executed by a duly authorized officer of Licensee shall be provided to Gold by Licensee on or before the twenty fifth (25th) day of the calendar month immediately following the preceding calendar quarter and shall indicate how the corresponding Marketing Commitment was computed and expended for the applicable quarter, as well as year-to-date for the current License Period.

8.Royalty

8.1 Throughout the Term, as well as the Sell Through Period if applicable, Licensee shall pay gold, at its address for notice purposes, a royalty equal to the greater of (a) the Sales Royalty for Products distributed during a calendar month; or (b) the Minimum Royalty for the applicable License Period regardless of the Net Sales of the Products divided by the total number of calendar months (including any partial calendar month) included in such License Period, provided however, that during any License Period the aggregate of the royalties due and paid exceeds the Minimum royalty during the sell through period, then the Minimum Royalty for the remainder of that License Period shall be zero (0). The Minimum royalty during the sell through period, then the Minimum Royalty for the remainder of that License Period shall be zero (0). The royalty for the last calendar month of each License Period shall be an amount equal to the excess, if any, of the greater of (a) the aggregate of the Sales Royalties for such License


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Period;  or (b) the Minimum Royalty for such License Period,  less the royalties already due and paid pertaining to such License Period.

8.2 The royalty shall be paid in United States funds and shall be due and payable on the fifteenth (15th) day following the end of each calendar month. Any royalty not paid by its due date shall bear interest at the rate of eighteen percent (18%) per annum (but in no event greater than the maximum rate of interest allowed by law) from such due date until receipt of the royalty in full. Any payment shall be applied first to accrued interest and then to the delinquent royalty. Notwithstanding the foregoing, the no royalty payment shall be due hereunder until July 1, 1999.

8.3 In the event any royalty or other amount specified in the paragraph is not paid to gold when due, the parties hereto agree that it would be impracticable or extremely difficult to fix the actual damages caused Gold for such late payment. Therefore, for each and every month Licensee fails to pay any royalty or other amount due under this Paragraph 8, Licensee agrees to pay to Gold as a late charge and as liquidated damages, and not as a penalty, the sum of two hundred fifty dollars ($250), which represents a reasonable compensation for the monthly loss incurred because of late payment. The late charge due hereunder shall be paid on or before the tenth (10th) day of the month following the month for which the late charge is assessed. The right to collect such a late charge shall be in addition to any other rights or remedies available to Gold at law, in equity, and under this Agreement.

8.4 A written report executed by a duly authorized officer of Licensee shall accompany each royalty payment and shall include the following:

(a) A Royalty Report, in a standard form provided by Gold, indicating how the royalty was computed for the current calendar month and year-to-date for the current License Period.

(b) A Product Shipping Report which shall include the total units and total dollar sales of each Product shipped to all customer.

(c) A Customer Shipping Report which shall include the name of each customer shipped and total sales of the Product shipped to each customer.

(d) An Order Backlog Report, a standard form provided by Gold, indicating the amount of Products on hand, the amount of orders received for the next six (6) months, by month, and the total projected or expected orders for the next six
(6) months, by month.

(e) Such other reports and additional information, in a form as Gold may specify in writing from time to time, to verify Licensee's compliance with the terms and conditions of this agreement.

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8.5 Licensee  shall keep proper books and records in accordance  with  Generally
Accepted Accounting Principles as promulgated by the American Institute of Certified public Accountants. Licensee's records shall include sales and inventories of the Products including, without limitations, a customer purchase order register maintained on a daily basis. Within sixty (60) days following the end of Licensee's fiscal year, Licensee shall, throughout the Term, provide to Gold copies of Licensee's financial statements (including a balance sheet, statement of income and expenses, changes in shareholder's equity, cash flow, and the related thereto) for such fiscal year. The financial statements provided by Licensee to Gold shall consist of a compilation, as that term is defined under Generally Accepted Accounting Principles, with accompanying footnotes. The compilation so prepared shall be attested to and reconciled to the corresponding fiscal year's federal tax return by a certified public accountant. Gold shall keep such financial statements confidential and shall only disclose them to those individuals with a "need to know" such information. Throughout the Term and for a period of three (3) years following the expiration or termination of the Term, Gold, or a duly appointed agent or representative of Gold, shall have access, during Licensee's normal business hours, to all books, records, financial statements of Licensee including, without limitation, loan and factoring  agreements,  to inspect,  audit, copy, extract, and verify Licensee's
overall  financial  condition  and  compliance  under  this  Agreement.   As  an
alternative, Gold may require Licensee to supply Gold with any of the above information, and Licensee shall deliver the same to Gold within fourteen (14) days of Gold's written request.

8.6 If as a result of an inspection or audit by Gold the royalty payments and Trade Show Fees due under this Agreement exceed the amount actually paid to Gold, Licensee shall within five (5) days of receipt of notice from Gold pay such excess plus interest. In the event such excess exceeds the aggregate of the royalty payment and Trade Show Fees due hereunder for the applicable License Period (a) by five (5%) or more, Licensee shall pay for all costs and expenses associated with such inspection or audit; and (b) by seven (7%) or more, Gold shall have the right, notwithstanding Licensee's payment of such excess, to terminate this Agreement upon written notice to Licensee.

9.    Disclaimer: Product and Warranty Liability: Indemnification: And
   Insurance

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9.1 Disclaimer.  Neither Gold nor GGE, nor any Gold or GGE Related Party,  shall be liable to Licensee or to any other person with respect to the manufacture, distribution, or sale of the products by licensee or its distributes, including, without limitation, the performance, characteristics, fitness, or suitability of any of them for any purpose. Gold and GGE expressly disclaim any liability for incidental or consequential damages or losses of any sort arising from the manufacture, distribution, sale or use of the Products whether or not arising from defects, malfunctions, or failures to conform to specifications. 9.2 Product and Warranty Liability; Liability; Indemnification Licensee assumes all product and warranty liability in connection with the Products whenever and wherever incurred or asserted. Licensee hereby agrees to indemnify, defend, and hold Gold, GGE, any Related Party of Gold or GGE harmless from and against any and all causes of action, liabilities, losses, claims, costs, damages, or expenses, including attorneys' fees, whatsoever which may be brought or made against Gold, GGE or any Related party of Gold or GGE or which may be sustained, paid, or incurred as a result of or in any way connected with Licensee's use of the trademarks or the manufacture, distribution, sale or performance of products. 9.3 Insurance Within ten (10) days after the date hereof, licensee shall acquire and maintain in full force and effect, throughout the Term as well as the sell Through Period if applicable, product liability insurance in the minimum amount of One Million Dollars ($1,000,000.00) per each occurrence and Two Million ($2,000,000.00) in the aggregate, in order to exceed Ten Thousand Dollars ($10,000.00) per each occurrence and Twenty Thousand ($20,000.00) in the aggregate with a deductible not to exceed Ten Thousand ($10,000.00) per each occurrence and Twenty Thousand ($20,000.00) in aggregate, in order to protect Licensee, Gold and GGE against any liability for damages or injuries suffered which arise out of or involve the Products or Licensee's use of Trademarks. Such coverage shall be on an "occurrence" basis and shall provide that it cannot be canceled, terminated, reduced, or amended without the insurer giving Gold thirty- (30) day's advance written notice thereof. Licensee shall cause Gold and GGE to be named as additional insured on any such policy and shall deliver to Gold a certificate evidencing Licensee's compliance with the terms of this paragraph. Licensee shall immediately notify Gold in writing of any claims paid or reservations made by the insurer under any policy required hereunder.

10.   Termination

10.1 Licensee expressly acknowledges and agrees that the occurrence of any of the following events, whether known or unknown to Gold, shall constitute a material breach of this Agreement and shall cause this Agreement to immediately cease and terminate without prior notice or action by Gold: (a) Licensee makes any assignment for the benefit of creditors;

(b) The appointment of a trustee or receiver to administer or conduct Licensee's business or affairs, Licensee voluntarily files any petition under any bankruptcy act, or an involuntary petition in bankruptcy is filed against Licensee and not stayed, withdrawn, or terminated within thirty (30) days, except to the extent that the Bankruptcy code makes unenforceable any provision terminating a license agreement upon the filing of a petition in bankruptcy under federal law;

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(c) Licensee's  current  liabilities  exceed its current assets as determined in accordance with generally accepted accounting principles;

(d) Licensee's liabilities exceed its assets as determined in accordance with generally accepted accounting principles; or

(e) A cumulative total of fifty percent (50%) or more of the Ownership Interest in Licensee, as of the Effective Date, is issued, sold, exchanged, or otherwise transferred, during the Term, by or to Licensee or any of its owners. Not withstanding the foregoing, Licensee's shareholders may transfer any of their Ownership Interest between and among existing shareholders, their family members and/or trusts established for the benefit of said shareholders or their family members provided, however, that such a transfer is not to or for the benefit of any market competitor of Gold's or of any Gold's Related Party.


 Licensee expressly acknowledges and agrees that the occurrence of any of the following events shall constitute a material breach of this Agreement and Gold may, at its option, terminate the Agreement upon written notice to Licensee:

(a) Licensee's failure to pay Promotional or Trade Show Fee, royalty, or interest as provided herein, provided however, that if all past due amounts are paid in full within five (5) days after such notice to Licensee, then such notice shall be of no further force or effect;

(b) Licensee's failure to comply with any provisions of Paragraph 4.6, 5.4, 7, 8.6, 9.3, 17 hereof;

(c) Licensee's failure to comply with any other provision of this Agreement applicable to Licensee, provided however, that if Licensee corrects such breach to Gold's satisfaction within thirty (30) days after such notice to Licensee, than such notice shall be of no further force or effect; or

(d) Licensee's failure to comply with any provisions of this Agreement, including those subject to a cure period but for this clause, if Licensee has at any time during the Term cured a breach hereunder as to the same provision.

      Upon the termination, for whatever cause, or expiration of this Agreement:

(a) Licensee shall immediately cease the manufacture and distribution of the Products, provided however, that upon the expiration of the Term or upon termination of this Agreement other than by default of Licensee, Licensee may, subject to the terms of this Agreement, complete any work in process bearing the


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Trademarks  and  continue  to  distribute  and sell  through  the same  approved channels of distribution, on a nonexclusive basis, its inventory of the products existing as of such expiration or termination, as the case may be, during the Sell Through Period. At the expiration of Sell Through Period or upon termination of this Agreement by default of Licensee, all or any portion of the existing inventory of the Products and any work in process bearing the Trademarks, shall be, at Golds' option, either (i)destroyed by Licensee at
Licensee's   expense,  or  (ii)  purchased  by  Gold  or  its  designee  at  the
Manufacturer's Cost for finished goods and Licensee's raw material cost for work in process, less any amounts owed by Licensee to gold. To the extent Licensee destroys any Products as required under this Agreement, Licensee shall promptly provide to Gold, in writing, certification, duly signed by Licensee's authorized representative, under penalty or perjury, that such Product destruction has taken place. Such certificate shall include a detailed description and quality of each Product so destroyed and the method, location, and date of such destruction.

(b) Within seven (7) days following such expiration or termination and the expiration of the Sell Through Period if applicable, Licensee shall provide to gold a written statement setting forth, as of the date of termination or expiration (i) the inventories of work on process, finished goods, and garment identification labels pertaining to the Products: (ii) open orders for the Products (iii) all future production and distribution schedules; and (iv) all future advertising and promotional schedules.

(c) Within seven (7) days following such termination or the expiration of the Sell Through Period of applicable, Licensee shall deliver to Gold all packaging, labels, tags, and other materials relating to the Products and Trademarks for destruction or other disposition or use as Gold may elect in its sole discretion.

(d) All trademark rights granted herein shall immediately revert to Gold, and any and all rights of Licensee in any of the Trademarks shall be immediately terminated. Licensee shall no longer use or have the right to use the Trademarks, any variation or derivation or use as Gold may elect in its sole discretion.

(e) Upon termination of this Agreement by default of Licensee including, without limitation, Licensee's failure to satisfy the Minimum Sales, Licensee shall, within thirty (30) days following such termination, pay Gold an amount equal to the Minimum Royalty and Trade Show Fee due for the remainder of the then License Period. The termination of this Agreement by Gold or such payment to gold shall not prejudice Gold's right to pursue any and all remedies against Licensee including, without limitation, the collection of all unpaid Minimum Royalties and Trade Show Fees for the remainder of the Term.



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Representative and Warranties of Licensee Licensee hereby represents and warrants to Gold that:
(a) It is currently engaged in the business of the production and distribution of Nutritional Supplement;

(b) It understands the business risks, costs, and profit potential of such business;

(c) It is entering into the Agreement in reliance upon its own investigation and is not relying upon any projections or other information or statistics furnished by Gold; and

(d) Exhibit "B" attached hereto is a complete and accurate list of all of the shareholders, including shares owned, directors, and officers of Licensee as of the Effective Date.

      Relationship  This  Agreement  creates  a right to use the  Trademarks  by
         Licensee, and the relationship between parties shall be solely that of licensor and licensee. No joint venture, franchise, or other relationship other than that of licensor and licensee is intended or shall be created hereby. Licensee shall be entitled to describe itself at Gold's "licensee" of the Products but shall not hold itself out as Gold's agent or as being entitled to bind Gold in any way.


      Entire Agreement This document constitutes the entire agreement between the parties, all oral and written representations being merged herein, and supersedes all prior oral and written representations.


      Confidentiality The information is a valuable,  special,  and unique asset of Gold and is either nonpublic, confidential, or proprietary in nature. Licensee shall have no rights or claims in the Information and shall at all times keep the information confidential. Licensee shall not disclose, and shall have no rights or claims in the information and shall at all times keep the Information confidential Licensee shall not disclose, and shall not permit any of its officers, directors, agents, employees, independent contractors, or associates to disclose, any of the Information to any person, firm, or entity for any reason or
         purpose.   Licensee  may  only  disclose  the   Information   to  those
         individuals  within  its  organization  in with a "need to  know",  and


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         Licensee shall advise any recipient of the disclosure  restrictions set forth in this paragraph. The provisions of this paragraph shall survive the expiration or termination of this Agreement.


      Amendment The provisions of this Agreement may be modified at any time but only if in writing and signed by the party against whom enforcement of the modification or discharge is sought.


      Waiver Either  party may waive the other  party's  failure to perform  any provisions or to satisfy and condition to this Agreement, provided however, that any waiver shall not be effective unless in writing and signed by the waiving party. A waiver shall not be considered to waive any future performance, breach, or condition under this Agreement including the one being waived. Failure of a party to complain, notify, or declare that the other party is in breach of the terms hereof or failure of a party to give or withhold its constant or approval. Neither party will be liable to the other by reason of any failure in performance of this Agreement if the failure arises out of acts of God, acts of governmental authority, fires, strikes, delays in transportation, riots, wars, or any cause beyond the reasonable control of that party. If any such delays performance, the time allowed for each performance shall be appropriately extended.


      Nonassignability Licensee shall not sublicense, assign, or transfer any of the right granted herein without Gold's prior written consent which may be withheld for any reason. Licensee shall not pledge, hypothecate, mortgage, grant any liens or security interest in, use as collateral, or otherwise borrow upon any of Licensee's rights under the Agreement.


      Succession Subject to provisions otherwise contained in the Agreement, this Agreement shall inure to benefit of and be binding on successors and permitted assigns of the respected parties hereto.


      Notice Any and all notices, demands, or other communications by any party shall be in writing and shall be validly given or made to another party at the respective addresses or facsimile numbers of the parties as set forth above. Such notice, demand, or other communication shall be conclusively deemed given and received (a) at the time or personal service or receipt of facsimile, followed by delivery by mail or courier; (b) five business days after deposit thereof in the United States mail (certifies or registered, return receipt requested); or (c) two (2) business day after the deposit thereof with a reputable overnight delivery service.


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      Attorney's  Fees If the service of an attorney  are required (a) to secure the performance hereof or otherwise upon the breach or default of any party; (b) to prevent or stop Licensee's unauthorized use of the trademarks, or any colorable imitation or derivation thereof, during or subsequent to the Term; (c) if any judicial remedy or arbitration is necessary, to enforce or interrupt the provisions of this agreement or the rights or duties of any person in relationship thereto; or (d) to enforce a judgment rendered in connection with the Agreement, the prevailing party/judgement creditor shall be entitled to recover its attorneys' fees, cost, and other expenses, in addition to any relief to which such party may be entitled. Clause (d) above shall be separate from all other provisions of this Agreement, shall survive any judgement, and shall not be deemed merged into the judgment.




      Severability If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

      Incorporation  All  exhibits  to  which   reference  is  made  are  deemed
         incorporated in the Agreement whether or not actually attached.

      Authorization In the event that Licensee is a corporation or partnership, the undersigned warrants that the Board of Directors or requisite number of partners, as the case may be, of Licensee have passed a resolution or voted authorizing Licensee to enter into this Agreement and the undersigned is authorized to sign on behalf of Licensee.

                      Governing Law; Form for Litigation

10.1 The rights and obligations of the parties and the interpretation and performance of the Agreement shall be governed by the laws of the State of California as applied to agreements among California residents which are entered into and performed entirely within California.


               The parties hereby consent, freely and voluntarily, to the personal jurisdiction of any state or federal court within the counties of Los Angeles or Sacramento, California and further agree that venue for purposes of any legal action is proper in either of these two Counties.

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      Specific  Performance  Each party's  obligations  under this Agreement are unique. Each party acknowledges that if any party should default in the performance of the duties and obligations imposed by this Agreement, monetary damages would be inadequate, and it would be extremely difficult and impracticable to measure or ascertain the resulting damages. Accordingly, the non defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance of such duty and obligation, and the parties, in addition to any other available rights or remedies, may sue in equity for specific performance of such duty and obligation, and the parties each expressly waive the defense that a remedy in damages will be adequate. In addition, Licensee expressly agrees that such default in performance shall entitle either GGE or Gold, or both of them, to enjoin such default in performance and further use of the Trademarks hereunder.

      Counterparts This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

      Time Time is of the essence of this Agreement and each and every provision; hereof.

      Option to Extend  Provided  that  Licensee is in  compliance  with all the terms and conditions of this Agreement including, but not limited to, satisfaction of the requirements of paragraphs 7 and 8 hereof for each year during the Initial Term, Licensee shall have an option ("Option"), subject to the provisions of this paragraph 28, to extend the Term for the Extended Term on the terms and conditions set forth this Agreement. Licensee shall exercise the Option by providing written notice ("Notice") to Gold of such exercise no later than four (4) months and no earlier than six (6) months prior to the expiration of the Initial Term. Any rights of Licensee to extend the Term as set forth in this paragraph shall be null and void, and the Term shall expire at the expiration of the Initial Term, if Licensee is in breach or violation of any of the terms or conditions of this Agreement at any time during the period commencing with the giving of the Notice and ending on the expiration of the Initial Term.

Executed this__22nd______day of _March____1999 Executed this_________day of ___________1999
At Venice California                                  Licensee at Lake
Elsinore, CA.



Gold's Gym International, Inc.

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By:  /s/ Krista Murphy
By:_/s/ Ralph Mann______

Title: Director of Product Licensing_________               Title: President

By: __/s/ Peter Grymkowski___________


Title: ___President__________________


                                   Guaranty

FOR VALUE RECEIVED and in consideration of Gold entering into the preceding Merchandise License Agreement, the undersigned guarantees the full and timely observation and performance by Licensee of all the obligations on the part of the Licensee under the Merchandise Licensee Agreement in accordance with the terms thereof.

                                                            /s/ Ralph Mann
                                           -----------------------------------

                                  Ralph Mann


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                                 EXHIBIT "A"

                               GOLD'S GYM LOGOS



                                 EXHIBIT "B"

      The following are all of the shareholders, and their respective number of shares of stock issued and outstanding, of Licensee as of Effective Date:

      Ralph  Mann   5,600,000;   Showtime   Partners   4,150,000;   and  various
non-affiliated small shareholders.
      Ralph Mann controls 88% of shares.

      The  following  are all of the  directors of Licensee as of the  Effective
Date:

      Ralph Mann, CEO & President; James Ayres, Senior Vice President & Corporate Secretary; Robert Eggering, Controller; Dr. Carlos Schmidt, Outside Board Member; Steve Scheele, Outside Board Member.

      The  following  are all of the  officers of  Licensee as of the  Effective
Date:

      Ralph Mann, CEO & President; James Ayres, Senior Vice President & Corporate Secretary; Robert Eggering, Controller.



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